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Transcript of
Puget Energy INC
Conference Call
October 26, 2007

PARTICIPANTS
Durga Doraisamy-Investor Relations
Steve Reynolds - Puget Energy - Chairman, President and CEO
Chris Leslie - Macquarie Infrastructure Partners - CEO
Eric Markell - Puget Energy - EVP and CFO

Operator:
Greetings, and welcome to the Puget Energy conference call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Durga Doraisamy.  Thank you, you many begin.

Durga Doraisamy-Investor Relations
Thank you.  Good morning everyone.  This is Durga Doraisamy, Director of Investor Relations at Puget Energy.  Thank you for joining us to discuss the announcement we made earlier this morning, about a merger agreement between Puget Energy, the parent Company of PSE, a regulated electric and natural gas utility, and the Consortium of North American Infrastructure Investors.  The agreement has been approved by both the Board of Directors of Puget Energy and the members of the Consortium.

Present here with me to discuss the merger transaction are Steve Reynolds, Chairman, President and Chief Executive Officer of Puget Energy, Eric Markell, Executive Vice President and Chief Financial Officer of Puget Energy, and Mr. Chris Leslie, Chief Executive Officer of Macquarie Infrastructure Partners.

With that, I will turn the call over to Steve.

Steve Reynolds - Puget Energy - Chairman, President and CEO
Good morning everyone.  I am extraordinarily pleased and excited to announce that Puget Energy has entered into a definitive merger agreement with the Consortium of long-term Infrastructure Investors.  The Consortium is lead by Macquarie Infrastructure Partners, the Canadian Pension Plan, the Investment Board, and British Columbia Investment Management Corporation, and also includes Alberta Investment Management, Macquarie Infrastructure Trust, and Macquarie Bank Limited.

On this call, I will first describe the details of the transaction and how it will create significant value to Puget Energy's current shareholders.  After a brief discussion on how this merger is the natural next step Puget Energy's ongoing transformation as a back-to-basic Company, I will turn the call over to Chris Leslie of Macquarie.

Let me start by describing the superior value proposition for our shareholders.  We believe the transaction offers our shareholders immediate value at an attractive price of $30.00 per Puget Energy share, with a premium of 25% based on Puget Energy's closing share price on October 25, 2007.  And a premium of 25% over our 90-day average closing price ending on October 25, 2007.  This premium compares very favorably to recent transactions in the utility industry, which have averaged about 20%.  The total equity in market value of the transaction is approximately 3.5 billion dollars, based on the Consortium acquiring, in cash, all of Puget Energy's common stock currently outstanding.  Approximately 117 million shares.

As part of this transaction, the Consortium will also assume 1.9 million of preferred shares as well as approximately 2.6 billion dollars of long-term debt.  The Consortium  also supports our plans to spend almost 5 billion dollars over the next five years to meet the growing energy supply and delivering infrastructure needs of Puget Sound Energy's customers.

The transaction will be funded with a meaningful amount of equity.  Prior to the closing of this acquisition, the Consortium will invest approximately 300 million dollars in newly issued Puget Energy equity under a private placement price of $23.67 per share.  The merger is subject to customary closing conditions, including the approval of Puget Energy shareholders, our state regulator, the Washington Utilities Transportation Commission, and the Federal Energy Regulatory Commission or the FERC.  We look forward to working closely with all of our stakeholders as we seek regulatory approval.  We anticipate completing the merger some time in the second half of 2008.  Puget Energy's common stock will then cease to be publicly traded and the Company will be a private Company wholly owned by the Consortium.  Puget Sound Energy will continue to be regulated by the Washington Commission and the FERC.  Separately, and unrelated to this transaction, PSE will be filing a general rate case pursuant to prior agreements, with the Washington Commission, in December 2007.

As part of the merger agreement, our headquarters and management team will remain in Bellevue, Washington, and our employees here and throughout our service area where we had a long-standing tradition of community involvement, will stay the same.  The Consortium has stated that it will maintain PSE's commitment to ongoing and extensive community involvement.  Part of the transaction, Consortium will make a 5 million dollars contribution to the Puget Sound Energy Foundation upon completion of the merger.

Now I would like to address some of the many reasons why we believe this is such an outstanding transaction for Puget Energy shareholders, as well as Puget Sound Energy's customers, employees, and the communities we serve.  Since I arrived at Puget Energy in 2002, I have talked at length with many of you about our back-to-business strategy, which was designed to tighten our focus around the utility business, while resolving a number of legacy issues, including divestiture of a non-core business.  That strategy accomplished several key goals, specifically designed to reduce our business risk, provide a platform for future growth, and serve our customers safely and reliably.  As we have made progress on our back-to-basics strategy over the past several years, we had to continually ask ourselves how can Puget Sound Energy customers have clean sources of power at the best possible price.  How can Puget Sound Energy increase its energy independence at the lowest possible cost?  How can we invest in technology and programs that will reduce demand and prove energy efficiency and reduce the need for new power supplies in the Puget Sound Energy region?  Finally, how can we create value for our shareholders?  This set of questions poses a unique combination of challenges.  How to deliver a safe, reliable power at the lowest cost possible, while simultaneously preserving the environment and achieving more energy independence.  There has always been a paradox, that to succeed in this environment we must continue to transform ourselves in light of rapidly evolving demands from customers, shareholders, and public stakeholders.

So how should we address the immense capital requirements we face over the next several years while simultaneously creating value for our shareholders.  Our conclusion was that we should embark upon a new model of utility ownership.  Now owners comprised of long-term infrastructure investors, provides access for the capital we will need on a go forward basis.  Simply put, the investor growth we are aligning with today brings the access to long-term capital needed to fund our growing capital program.  Roughly 5 billion dollars over the next five years, which may more than double our current rate base of 4.2 billion dollars.  The Consortium has a global network that will provide access to world-class capability and long-term capital needed to make our business stronger and strategically more nimble.

Yes, in the current structure PSE can and has obtained capital through the public market.  Yes, that approach has worked well for us in the past.  But we feel that it is our responsibility to propose this merger, because as you well know, with the expiration of several long-term power supply contracts fast approaching, and the need to keep pace with the vibrant customer growth in our region while maintain system safety and reliability, our capital expenditure program keeps growing. We need reliable access to capital, not just for the next couple of years, but over the long-term.  This Consortium of long-term infrastructure investors will have the patience, risk tolerance and sophistication to work with us to provide capital, steward our investments and spur the innovation necessary to meet our energy challenges now and in the future.

This merger also provides us with the best opportunity to maintain PSE's role as a committed public service provider, a key employer, and a long time community partner in the Puget Sound region.  I am proud at how our employees consistently deliver excellent service to our customers, while keeping pace with the rapidly evolving needs of our service territory.  I believe our employees will flourish with better access to capital and the stability that this transaction will bring. Why?  Because Macquarie, along with its long-term infrastructure co-investors, is the global infrastructure leader, with an outstanding track record of long-term investments in infrastructure assets in the U.S. and around the world.  The Macquarie group is one of the world’s largest owners and managers of infrastructure assets.  Managing over 50 billion dollars in infrastructure equity around the world, including numerous assets in the United States.  Infrastructure investments managed by Macquarie and the other members of the Consortium include assets in several sectors; energy transmission, distribution, water, transportation, airport, social infrastructure, and telecommunications.  Their philosophy is to invest strategically for the long-term in quality infrastructure and related assets.  In other words, they are not a typical financial buyer interested in making a quick profit at the expense of long-term interest of employees, customers, and the communities where the acquired business operates.  We are confident that our partnership with the Consortium will not only help ensure Puget Sound Energy continued success, but also will add to the ongoing success of the entire Puget Sound Region.

For all of these reasons, we're excited about the partnership with Consortium, and believe that this merger is in the best interest of all of our stakeholders.  The entire Board of Directors and I have come to the firm conclusion that this is the right track transaction with the right long-term partner for Puget Energy, and for our customers growing energy needs.  With all of that, at this time I am very pleased to introduce our new partner Chris Leslie, the Chief Executive Officer of Macquarie Infrastructure Partners.

Chris, the employees of Puget Sound Energy look forward to working with you in a successful partnership going forward.

Chris Leslie - Macquarie Infrastructure Partners - CEO
Thanks Steve, and good morning everyone.  We are delighted to have the opportunity to team with this excellent, locally-based utility, through the funds that we manage.  We are all aware that PSE is a strong stable Company in a market that has displayed consistent demand for energy over time.  We believe that it is an excellent long-term investment for our Consortium, and we are confident that with a talented management team and experienced workforce, PSE can continue to enhance its operating performance and build upon its leadership for all of the communities that it serves.  We are particularly happy that Steve will continue in his current role as Chief Executive Officer.  A large part of our attraction to PSE is the high quality of the existing management team and the employees.

The Consortium of one of the current collective buying agreements and existing wage and primary benefits for all employees.  We look forward to these same people continuing to play in an essential role at the Company, and to working closely with Steve and the other members of the management team to continue driving PSE's success.

At the same time, our Consortium is committed to ensuring that PSE continues to provide high levels of service and reliability to its more than 1 million customers in Western Washington.  We are firmly committed to making the capital expenditures necessary to ensure that PSE continues to provide the high level of reliability and customer service for which it is known.

We fully support PSE's commitment to strengthen its energy delivery infrastructure, and we also understand and share PSE's vision of a greener future.  This measure will enable PSE to maintain its position in the environmental steward and a leading and employer and corporate citizen in Washington.  We are certainly committed to making the capital expenditures necessary to ensure that PSE can further explore and develop resources of renewable power.  The members of our Consortium have excellent records of corporate citizenship and community involvement.  We are committed to continuing PSE's ongoing and active role in this community.  The opportunity to join the PSE team, to become a contributing end of the Puget Sound Region is a very exciting opportunity of us.

With that, I would like to turn the call back over to Steve.

Steve Reynolds - Puget Energy - Chairman, President and CEO
Thank you Chris.  Before we take your questions, I would like to say that we believe that the message we are delivering today is a very powerful one.  Fundamentally we believe that a concentrated group of informed investors interesting in long-term energy assets provides the best structure for Puget Sound Energy's ability to access the capital required to fund a sizable construction and growth program over the long-term.  At the same time, this merger will create superior value for our current shareholders through a substantial premium and strong closing terms.  Overall, we believe this merger meets the objectives of our broad-base of key stakeholders.

With that, we would be happy to answer your questions.

Operator:
Thank you.  Ladies and gentlemen, we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  One moment please, while we poll for questions.

Our first question is from the line of Paul Ridzon with Keybanc.  Please state your question.
Q:  Congratulations Steve.
A:  Thank you Paul.
Q:  Just a couple questions.  How did this merger, what was the genesis when did talks first start.  And then another question would be; have you had discussions with Woodsea at this point, and what are their current views, particularly given potential double leverage?  I guess for Chris, just what you are seeing with regards to capital in these current markets?
A:  Paul, let me just say with regards to your question about the history that will be amply discussed in the proxy when it gets submitted.  With regard to discussion with the commission, and your concerns with leverage or any concerns of that sort.  We have not had discussions with the commission, but we are very, very familiar with previously authorized transactions in the Pacific Northwest as well as the state of Washington.  Many of them raised in the last few years.  The Consortium and ourselves are very comfortable with the terms and conditions that were built into those transactions.  So we are very optimistic that this makes sense for everybody in the state of Washington.
Q:  In term of the access to capital, we are very satisfied with the transaction.  It is also fully financed, it is all cash.  There are no financing contingency.  There was good demand for the various capital pieces of the transaction.  I think it is definitely willing to be in certain pieces that we have in the infrastructure.  Obviously during the recent credit crunch things were pretty challenging, but we have seen strong support from the banks for infrastructure transactions and quality assets such as this.
A:  Thank you very much.
Q:  Thank you Paul.

Operator:
The next question is from the line of Dave Parker with Robert W. Baird.  Please state your question.
Q:  Hi good morning.  Congratulation.  Just a question, now with a new source or a more stable source of capital, any plans or any thoughts on just some of your cap spend plans?  I know some of that had been sort of sold out over the next five to 10 year space, on what you thought you could be able to raise by internal cash from what you could get in the markets.  But any acceleration maybe to capex plans in the near future?
A:  Dave this is Steve, again, our plans are what we've consistently laid out.  Our primary focus over the balance of this year is to continue to execute on those plans, and also seek appropriate regulatory approvals for the merger.  But I do think, and I think you are absolutely correct that what this partnership brings is the opportunity for us to continue to look at other things beyond what we have talked about in the past, that we might be able to do on behalf of our customers and shareholders.
Q:  Great.  When should we, or when do we expect to see this proxy filing and maybe filings at the commission sort of start to heat up?
A:  We don't have firm dates for a lot of those things, but there is a sequence of events that start to unfold today, and as that sequence of events unfolds, we will keep you apprised of key milestones.
Q:  Is there any statutory kind of timeframe Steve for the Washington Commission to look at this?  It seems as if the last merger decision was sort of done in nine to ten months I think.
A:  You know, I am not the expert on statutory requirement.  Our sense continues to be that there is not a lot of new turf being done through here, and that leads us to conclude that we think that by the second half of 2008 this could be done.
Q:  Alright.  Great, thanks.  Congratulations again.
A:  Thanks a lot Dave.

Operator:
The next question is from the line of Maurice May with Power Insights.  Please state your question.
Q:  Yes good morning folks, and congratulations on the deal.  The first question has to do the American Public Market, where did the American Public Market fail you, why did you have to go international?
A:  Maury, I don't think that the American Public Market has failed us, and I think that what you will understand by virtue of the Consortium that is here. A fairly significant percentage of that reflects the American Public Market, in fact, Chris you might want to speak to that.
A:  Yeah, happily.  The Consortium Investors are Macquarie Infrastructure from which I work with is based in New York.  The bulk of the fund is committed to that particular fund in North America, and obviously our Consortium partners in CPC, BCRMC and Alberta are all North American based, so this is very much a local story from a capital perspective.
Q:  Okay, my second question has to do-- For those of us who do not follow the recent buy-out of Cascade, what were some of the issues in the Cascade acquisition, and do you expect to encounter these issues with your deal?
A:  Maury, I think the acquisition of Cascade was fairly simple, uneventful, and again, mirrored a lot of the terms and conditions that have been agreed to with the Mid-America acquisition of Pacific-Corp.  I don't believe that there was anything very controversial associated with that.  That is about all I can say about it.
Q:  Okay, good Steve.  Thank you very much.
A:  Thanks Maury.

Operator:
The next question is from Jim Bellessa with D.A. Davis.  Please state your question.
Q:  Good morning Steve, and congratulations on this transaction.
A:  Thank you Jim.
Q:  You indicated that the take-over or merger here is being funded with a meaningful equity investment; if I got the quote down right.  You are talking about a 300 million dollars private placement.  How do regulators view this?  Is that really the equity investment that they will view or will they view perhaps whole ownership that you have indicated would cost Macquarie 3.5 billion dollars?
A:  I believe that the commission will view the entirety of this.  We anticipate closing the initial equity investment in advance of us filing a merger document.  The merger document will include the complete capitalization of the Company post the shareholder agreement.
Q:  Does this injection of capital towards the end of this year require regulatory approval?
A:  We do not believe that it does.  It will require some approvals from some of the individual investors through Art Scapordino, but other than that, we are very comfortable.  Obviously we will build that into the design of our rate case as it proceeds forward.
Q:  Thank you very much.
A:  Thanks Jim.

Operator:
The next question is from Faith Clause with Lehman Brothers.  Please state your question.
Q:  Good morning.  Have you had discussions with the rating agencies about this transaction?  What are your expectations there for outstanding debt?
A:  Yes there have been some preliminary discussions with the rating agency, and the short answer there is, we would expect to maintain investment grade for the utility company.  Basically it is a pretty positive story on the rating side.
Q:  So with the additional leverage and essentially the cash flow staying the same on a snapshot level, are they giving you credit on a going forward basis for the cash flow growth on the infrastructure?  Because obviously the coverage’s go down fairly significantly.  So are they giving you credit for the fact that you are going to be investing in this Company over the long haul, and the cash flow and rate base is going to be growing over time, so you are going to be growing into that additional debt.
A:  Yes, that is honestly quite a complex answer, but I think the bottom line is that we shared very detailed plans with the rating agencies in terms of the company’s growth plans and our plans for funding that.  They took that all into account in their consideration.  I expect that they will inevitably come out with their view publicly quite shortly.
Q:  So when you talk about the utility, you are talking about the Op-Co, so the secured debt is rated high triple B, middle triple B, Moody's S&T, so you expect a downgrade?
A:  We think it will stay at the investment grade.
Q:  Okay.  Then do you expect the Washington Commission would imply any ring fencing?
A:  That is anticipated as part of the merger agreement, and that is something that we are willing to commit to as part of the regulatory commitments going forward.
Q:  Can you elaborate on that in terms of what kind of ring fencing provisions you would agree too?
A:  It is actually in the agreement, and you will be able to see that in due course.  But it is customary for the provisions.
Q:  When do you expect the merger provision to be coming out?
A:  Early next week.
A:  Thank you very much.

Operator:
The next question is from Paul Patterson with Dunn Roth Associates.  Please state your question.
Q:  Hi, can you hear me.
A:  Yes, Paul.
Q:  One of my questions has been answered.  I guess what I am trying to get a better picture on though is exactly sort of the quantification if it is possible about what the transaction has actually allowed you to do that you wouldn't have been able to do; if you follow me?  I mean what is it that you--  How much more can you invest, or if you could just elaborate a little bit on that, I think that might be helpful.
A:  This is Steve Reynolds.  The primary driver for this is our continuous need for additional capital.  That is continuous.  When we are to look at our history over the last five years, virtually every year or every two years ironically in October, we are back in capital markets trying to access capital needs.  With this transaction, we will not have to deal with that periodic need to go to the capital markets, then we can focus on building generation and expanding our delivery system.  And meet all of our stakeholders needs.
Q:  Okay.  Can you give us a little bit more, I mean, in what way that is quantifiably-- I understand it sort of conceptually I guess, but can you give us any sense as to how much more that provides you, or in terms of what more capacity-- I understand that if it makes things simpler and maybe a little less volatile, but other than that, can you give us a sense as to how much more that means you probably can invest and you otherwise would have; is that possible?
A:  I don't know that that is possible at this point in time.
Q:  Okay.
A:  All there is to do is execute our current plans on extraordinarily convenient and possible basis.
Q:  Okay, are there any synergies in terms of Duquesne Light or should we just think of those as completely separate?
A:  I think, the answer to your question is basically that they will be separate.  Obviously there is geographically quite a distance.  They are actually owned by different groups of investor at the end of the day.  Nevertheless, we think with Macquarie being a common part of both of those utilities, in these as a global edge on those utilities, there will be best practices and so forth that we are able to share amongst the various investments.
Q:  Then just finally, what are the savings from just not being a public company?  Have you guys sort of quantified that at all?  Just the fact that you don't have to go through Sarbanes-Oxley and all of that other stuff, is that a big benefit?
A:  We don't think that is significant at all, and we think it quite a ways away before we would see it anyway.
Q:  Okay.  Thanks a lot guys.
A:  Thank you.

Operator:
The next question is from the line of Ted Hayne with Catapult Partners.  Please go ahead with your question.
Q:  Yeah hi, it is actually Steve Fleishman.  Question, what are the regulatory standards in Washington for approval of mergers?  What is the kind of standard of proof?  Do you have to prove that it is in the best interest, or do you have to just prove that it is not against coveting those interests?
A:  Steven Reynolds.  This is a no harm state.  So the fundamental theory here is, no harm done to current constituencies by virtue of a transaction.
Q:  Okay.  Can you give us any sense and maybe this comes soon.  But just the long-term financial structure of the entity and the parent company?
A:  Steve, I would just suggest that those are all issues that we can talk more about in the proxy and regulatory filings that will follow.
Q:  Okay.  Thank you.
A:  Thank you.

Operator:
The next question is from Tom Schozo with Regulatory Research.  Please go ahead with your question.
Q:  Hi good morning.  Congratulations.
A:  Thanks Tom.
Q:  Yeah, Steve I have a question, and we know that the regulatory landscape has become more constructive over the past few years.  I guess most especially since you've come over there in 2002.  One of the issues that has helped to move thing along was the power cost only rate case.  Can you just-- You mentioned that you are going to filing a general rate case you said in 2007; is that correct?
A:  That is correct.
Q:  Okay.  That the power cost only case that was finished up in July.  One of the provisions of that settlement I think included that the whole concept may be reviewed.  Can you just give us maybe a little overview on the status of that?
A:  Let me clarify that.  I think that there was a suggestion out of that case that some of the parties meet together to see if there are some approaches that would help streamline the power cost only rate case process, which we are quite supportive of.  There have been some discussions engaged in, in relationship to that.  That is-- And those discussions will continue.  It is a focus of them, and they are all very positive, which is, is there ways to continue to expedite and facilitate that process going forward.  I think enough said on that.
A:  Okay that's it.  Thanks.

Operator:
The next question is from Nicos Carnegiopthelos. Please state your question.
Q:  Hi good morning.  Congratulations.  I just had a question with regards to timing.  You are changing the capital of the Company, there is a rate case that is going to be pending.  Is it reasonable to believe that the regulator is going to wait to consort the merger case and the rate case?  So even past deals, we've seen Duquesne, we've seen Northwestern in Montana took much longer than people expected.  Isn't it a little bit optimistic to talk about a nine to ten month deal?
A  I have no reason assume it is either optimistic or pessimistic.  I think we are trying to be realistic at this stage.  Again, as I said earlier, I would love to do it faster.  I think it is very simple and can be done quickly.  But we are also trying to be realists here.  So we will wait and see.
Q:  Okay, thank you.
A:  Thank you.

Operator:
The next question is from Yves Renaries with Franklin Templeton.  Please state your question.
Q:  Hi, it is Steve Renaries, thank you for taking my call.  From the Macquarie side, I was wondering if you could discuss in a little bit more detail as to what attracted you to Puget?  Is it a hydro situation or the fact that they need so much capital in future years, or growth in their rate base, or even the strong Canadian dollar?  Take your pick, some or all of the above.
A:  Alright, well first and foremost we think it is a great company obviously.  A sound management team, and this is a great group of people to work with.  The discussions we had with the company involved over some period time, and this transaction is a result of the choice the company made to go forward with the transaction with us.  That choice was driven by its own need for capital in access to capital with the Consortium is extremely happy to provide.  The style of this particular business-- It is a really well run business, and the mandate from our investors from Macquarie in particular is to invest in high quality infrastructure assets for the long-term.  If there is an opportunity to contribute additional capital to spur grow these businesses, then that is a very good outcome for investors.  So it is right down the middle of the fairway as far as we are concerned for infrastructure investing.  In terms of your questions, I don't know that it was any particular hydro or other angles to it.  Puget's planned seemed extremely realistic and robust, but obviously had tremendous need for capital.  So we ended up being a good solution of the business, and we look forward to working together.
A:  Okay, thank you.

Operator:
The next question is from Phyllis Gray with Dwight Asset Management. Please go ahead with your question.
Q:  Good morning.  Could you tell me if you plan to issue the new debt at Puget Energy, Inc.?
A:  That will be issued at the holding company.
Q:  It will be?  The existing debt referenced in the press release of 2.6 billion, a bit less than was on the books at the end of June, I wondered where that difference comes from?
A:  Right, I think it is probably just differences that have occurred since the end of June.  We are stepping into 2.6 billion of accumulated long-term debt, which is the number that we expect at the financial close.  So it is not just the end of June, it is between now and when we would expect the transaction to close.
Q:  Okay.
A:  I think that is correct, you can leave that there.
Q:  Thank you.
A:  We have time for a few more questions if there are more.

Operator:
If you would like to ask a question, press *1 on your telephone keypad.
The next question is from Jim Ferguson with AIG.  Please go ahead with your question.
Q:  Good morning.  One stakeholder group which you have not mentioned in your comments so far is that of debt investors who provided capital, we thought it was adequate to meet your needs, but perhaps not.  We heard that there is a downgrade likely; hopefully not to the extent of Duquesne, which went to high yields.  Could you detail some of the other impacts on the debt investor stakeholders, both positive and negative?
A:  This is Eric Markell, I'm not quite sure about the impression about the downgrade.  We expect that the equity ratio of the operating Puget Sound Energy the utility will improve out of the box with this 300 million dollars investment, and will continue to improve as we move forward closing and post closing to refinance and strengthen the equity structure of the Company at the Op-Co level.  So we are looking forward to continued and even perhaps improved debt ratings at the Op-Co level.
Q:  But the agencies look at the entire entity.
A:  And that is what they did in this case.  Obviously we've been through the whole process.
Q:  What are the other impacts; please?
A:  Well I guess to make sure that something doesn't go on notice.  That we would expect the ratings of the Op-Co to strengthen in terms of the--?
Q:  Should not expect a downgrade.
A:  Not on the Op-Co.
Q:  Where the debt is issued.  Okay, fair enough.
A:  Thank you.  We'll take one more question, and then--

Operator:
The next question is from Michael Weinstein with Summer Lucas.  Please state your question.
Q:  Hi, congratulations Steve.
A:  Thanks Michael.
Q:  You know, just about the debt issuances.  I just wanted to go over that one more time.  Is there a specific amount of debt that is going to be issued for the capex plans stated in the conference call earlier that I missed?
A:  1.6 billion.
Q:  1.6, is that going to be issued very soon?
A:  Well it will be issued simultaneously with the financial close, which we expected in the later part of next year.
Q:  That is in addition to the current capital structure?  This new stuff.  When you said that they deal was fully funded, you meant that the take out of the stock at $30.00 and at private placement, that is not requiring any debt?
A:  No, the private placement doesn't require any debt.
Q:  No, private placement is private placement; exactly.
Q:  Is this a leveraged buy-out or is this not?
A:  No, absolutely not.
Q:  Absolutely not, okay.  I just wanted to make sure I understood it.  I guess the 1.6 billion is going to be issued at the holding company level; correct?
A:  Correct.
Q:  Okay, and I think the previous questions were referring to whether the regulators will look through the Op-Co and up at the holding company level when they consider how much taking that, and what the rating should be?
A:  Mike, those are all issues that will be laid out in our proxy and in our regulatory filing when we reach that point.  So let's wait and get to that point.
Q:  Okay, thank you very much.
A:  Thanks everybody, I'm going to turn this back over to Durga at this point.

Durga Doraisamy - Puget Energy - Investor Relations
This is Durga Doraisamy again, our lawyers have given me strict instructions to read all the following information.  So please bear with me.  During this call we made forward-looking statements which are subject to various risks and uncertainties.  A discussion of factors that could cause actual results to differ materially from management predictions, forecast, estimates, and expectations are contained in today's press release, and in Puget Energy filings with the SEC.  I encourage you to read them.  If you do not already have a copy, the press release announcing the merger transaction is available on our website www.pugetenergy.com.  The media kit on the merger is available on www.PSE.com.  In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC, and when completed a definitive proxy statement and a formal proxy will be mailed to the shareholders of the Company.  Before making any voting decisions, the Company's shareholders are urged to read the proxy statement regarding the merger caption in its entirety, because it will contain important information about the proposed merger.  Puget Energy shareholders will be able to obtain a copy of the proxy statement when available, and other relevant documents filed with the SEC from the SEC's website or from the Company.  The Company and its directors and officers may be deemed to be participants in the solicitation of proxy from the Company shareholders, with respect to the merger.  Information about the Company's directors and the executive officers and their ownership of the Company's common stock is available in prior SEC filings with the Company.  Shareholders may obtain additional information regarding the interest of the Company and its director and executive directors and officers in the merger, which may be different from those of the Company's shareholders generally by reading the proxy statement and other relevant documents regarding the merger when filed with the SEC.  Thank you for your participation today.

Operator:
This concludes today's teleconference.  You may disconnect your lines at this time.  Thank you again for your participation.

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